Exhibit 10.24(c)

Employee Stock Ownership Plan

of People’s United Financial, Inc.

Amendment No. 3

People’s United Financial, Inc. (the “Company”) hereby amends the Employee Stock Ownership Plan of People’s United Financial, Inc. (the “Plan”) pursuant to its power to do so as provided in Sections 17.1 and 17.2 of the Plan as hereinafter set forth.

1.	The last sentence of Subsection 13.7(a) is amended to read as follows effective as of January 1, 2007:

“However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) of the Code, or to a qualified defined contribution or defined benefit plan as described in Sections 401(a) or 403(a) of the Code or to a tax sheltered annuity described in Section 403(b) of the Code; provided however that such plan or tax sheltered annuity agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.”

2.	Subsection 13.7(b) is amended effective as of January 1, 2008 to insert in the first sentence thereof the phrase “effective as of January 1, 2008, Roth IRA as described in Section 408A of the Code and through December 31, 2009, subject to Section 408A(e)(3)(B) of the Code,” after the phrase “described in Section 408(b) of the Code,”.

3.	Subsection 13.7(c) is amended by adding to the end thereof the following effective as of January 1, 2009:

“Effective for distributions made on or after January 1, 2009 a deceased employee’s surviving non-spouse Beneficiary is a distributee with regard to the interest of such Beneficiary.”

4.	Subsection 13.7(d) is amended by adding to the end thereof the following effective as of January 1, 2009:

“Notwithstanding the previous sentence, a non-spouse Beneficiary distributee is limited to electing to rollover an eligible rollover distribution as described in Subsection 13.7(a) to an individual retirement account established on behalf of such Beneficiary that is treated as an inherited individual retirement account pursuant to Section 402(c)(11) of the Code.”

Exhibit 10.24(c)

5.	Section 20.17 is amended to read in its entirety as follows effective as of January 1, 2009, except as otherwise noted below:

“Section 20.17 Special Rules for Military Service”

(a)	Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

(b)	Without limiting the generality of Subsection (a) of this section, the Beneficiary (or Beneficiaries) of a Participant who dies while performing qualified military service is (or are) entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed employment and then terminated employment due to his or her death. This provision shall apply with respect to deaths occurring on or after January 1, 2007.

(c)	The term ‘qualified military service’ means military service as that term is used in Section 414(u)(5) of the Code.”

6.	The amendments made hereby shall become effective as set forth herein, subject to the provisions of this paragraph. The Plan as amended may be submitted to the Internal Revenue Service (the “IRS”) with a request for a written ruling to the effect that the provisions as set forth herein will result in the Plan continuing to be a qualified plan as set forth in the provisions of Section 401 of the Internal Revenue Code of 1986, as it may from time to time be amended. To the extent that any provisions contained in such amendments would contain any provisions which would adversely affect such qualified status in the opinion of the IRS, such provisions, subject to the last sentence of this paragraph, shall become null and void. Further, the Plan shall be subject as of the applicable effective date set forth herein to all provisions of any further amendments so made in response to any suggestions, comments or requests by any personnel of the IRS in connection with the requests described in this paragraph. Notwithstanding the foregoing, in the event that any action for declaratory judgment is instituted in the Tax Court in connection with any refusal or failure to issue such written determination by the IRS or any adverse action with respect to such request, the putting into effect of any such amendment shall be further postponed, but all amendments shall be made in accordance with the decision of the Tax Court or such decision as it may be altered or changed upon further proceedings before the Tax Court or any appeal therefrom, all as of the applicable effective date indicated herein.

Exhibit 10.24(c)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as provided herein.

PEOPLE’S UNITED FINANCIAL, INC.

By:
Its:	President and Chief Executive Officer

Date: